UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2023

NEAR INTELLIGENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39843	85-3187857
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 W Walnut St., Suite A-4 Pasadena, California 91124
(Address of Principal Executive Offices, and Zip Code)

(628) 889-7680

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NIR	The Nasdaq Global Market
Warrants, each exercisable for one share of Common Stock for $11.50 per share	NIRWW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04   Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously disclosed, Near Intelligence, Inc., a Delaware corporation (the “Company”), has issued certain convertible debentures in a series of private placements (the “Convertible Debentures”). Pursuant to the terms of the Convertible Debentures, the Company’s failure to timely file its Quarterly Report for the quarter ended September 30, 2023 (as further described below under Item 3.01) constitutes an Event of Default (as defined in the Convertible Debentures) (the “Convertible Debentures Default”), and the holders of the Convertible Debentures may, upon notice to the Company, elect to declare the full unpaid principal amount of the Convertible Debentures, together with any interest and other amounts owed in respect thereof, to be immediately due and payable. As of November 20, 2023, the aggregate principal amount of Convertible Debentures outstanding was approximately $17.0 million.

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 14, 2023, the Company filed a Notification of Late Filing on Form 12b-25 indicating that the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 (the “Quarterly Report”) would be delayed until it completes its previously announced internal investigation into allegations of financial mismanagement and potential fraudulent actions taken by its former chief executive officer and its former chief financial officer and is then able to assess the findings of the investigation and undertake remedial actions, if necessary.

On November 16, 2023, the Company received a written notice (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq’s Listing Rule 5250(c)(1) because the Company did not timely file its Quarterly Report.

Under Nasdaq rules, the Company now has 60 calendar days (until January 14, 2024) to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, Nasdaq can grant an exception of up to 180 calendar days from the Quarterly Report’s original due date, which 180-day period would end on May 13, 2024, to regain compliance.

The notification has no immediate effect on the listing of the Company’s securities on Nasdaq. There can be no assurance, however, that the Company will be able to regain compliance with the listing standards discussed above.

On November 20, 2023, the Company issued a press release disclosing the receipt of the Notice. The press release is furnished as Exhibit 99.1 hereto and is hereby incorporated by reference into this Item 3.01.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 20, 2023, the Restructuring Committee of the Board of Directors (the “Restructuring Committee”) of the Company terminated the employment of Rahul Agarwal, the Company’s Chief Financial Officer, effective immediately pursuant to the terms of his employment agreement. As previously disclosed, the Company had placed Mr. Agarwal on administrative leave from his position with the Company pending an internal investigation conducted by outside legal counsel on behalf of the Restructuring Committee with respect to allegations of financial mismanagement and potential fraudulent actions allegedly taken by Mr. Agarwal and other members of management in contravention of the Company’s financial controls and corporate governance best practices. Based on the results of the investigation to date, on November 20, 2023, the Restructuring Committee approved the termination of the employment of Mr. Agarwal for cause.  Mr. John Faieta, who has been serving as the Company’s interim Chief Financial Officer while Mr. Agarwal was on administrative leave, will become the Company’s new Chief Financial Officer effective immediately.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Near Intelligence, Inc. dated November 20, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 20, 2023

NEAR INTELLIGENCE, INC.

	By:	/s/ John Faieta
	Name:	John Faieta
	Title:	Chief Financial Officer

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